Exhibit 3.1

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

August 8, 2023

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
The name of the Corporation is “Integrated Rail and Resources Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on November 11, 2021, and a Certificate of Amendment to such Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 9, 2023 (as so amended, the “Amended and Restated Certificate of Incorporation”).

2.	This second amendment (this “Second Amendment”) to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.
This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) of Article IX is hereby amended by deleting the following words:

“by March 15, 2023, which date the Company may extend to complete the initial Business Combination with five (5) one-month extensions (each an “Extension Date”) to August 15, 2023 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, on the next date upon which the Office of the Delaware Division of Corporations shall be open for business), by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Extension Date or a total of up to six (6) months after February 15, 2023 (such date as extended, the “Deadline Date”)”

and replacing them with the words:

“by August 15, 2023, which date the Company may extend to complete the initial Business Combination with six (1) one-month extensions (each an “Extension Date”) to February 15, 2024 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, on the next date upon which the Office of the Delaware Division of Corporations shall be open for business), by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Extension Date or a total of up to six (6) months after August 15, 2023 (such date as extended, the “Deadline Date”)”;

[Signature Page Follows]

IN WITNESS WHEREOF, Integrated Rail and Resources Acquisition Corp. has caused this Second Amendment to Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 8th day of August, 2023.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

By:	/s/ Mark A. Michel
	Name:	Mark A. Michel
	Title:	Chief Executive Officer and Chairman